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                                                                EXHIBIT 28(H)(8)

                             LINCOLN ADVISORS TRUST

                           SHAREHOLDER SERVICING PLAN

     WHEREAS, the Lincoln Advisors Trust (the "Trust") is a registered open-end investment company under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, Trust shares (the "Shares") are divided into separate series (collectively, the "Funds") set forth in Appendix A hereto, as may be amended from time to time;

     WHEREAS, the Trust has pursuant to a multi-class plan established three classes of Shares - Class A, Class C and Class I; and

     WHEREAS, the Trust desires to adopt a shareholder servicing plan (the "Plan") and a related form of shareholder servicing agreement (the "Agreement") with respect to each class of Shares for certain service organizations that wish to act as agent (the "Agent") of their customers; and

     WHEREAS, the Trust's Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or the Agreement and any agreements relating thereto (the "Independent Directors"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and in keeping with the requirements of Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit Class A, Class C and Class I Shares of the Funds and their shareholders, have accordingly approved this Plan and the Agreement on behalf of the Funds by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreement and any agreements related thereto.

     NOW, THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

     1. SHAREHOLDER SERVICING ACTIVITIES. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities relating to shareholder account administrative and servicing functions, including without limitation making payments to Agents for one or more of the following activities:

          (a) Answering inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to a Fund;

          (b) Assisting in designating and changing dividend options, account designations and addresses;


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          (c)  Providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by a Fund;

          (d)  Assisting in processing purchase and redemption transactions;

          (e)  Arranging for the wiring of funds;

          (f) Transmitting and receiving funds in connection with orders to purchase or redeem Shares;

          (g) Verifying and guaranteeing signatures in connection with redemption orders, transfers among and changes in designated accounts;

          (h) Providing periodic statements showing account balances and, to the extent practicable, integration of such information with other client transactions otherwise effected with or through the Agent;

          (i) Furnishing (either separately or on an integrated basis with other reports sent by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in an account;

          (j) Transmitting proxy statements, annual reports, prospectuses and other communications from the Trust;

          (k) Receiving, tabulating and transmitting to a Fund proxies executed with respect to special meetings of shareholders of the Fund;

          (l) Providing such other related services as the Trust or customers of the Agent may reasonably request.

     The Trust is authorized to engage in the activities listed above either directly or through other persons with which the Trust has entered into Agreements pursuant to the Plan. Shareholder servicing fees are paid to compensate certain service organizations and are separate and distinct from "Distribution Fees" and "Servicing Fees" paid by a Fund pursuant to its Distribution and Service Plan.

     2. MAXIMUM EXPENDITURES. The expenditures to be made by the Funds pursuant to this Plan shall not exceed an annual rate of 0.25% of the average daily value of net assets represented by such Shares. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Fund as of the date on which this Plan becomes effective with respect to each such Fund.

     3. PAYMENTS. Pursuant to this Plan, the Trust shall make periodic payments to the Agent at the annual rate provided for in the Agreement with respect to the Shares of each Fund. The servicing expenses of a particular class will be borne solely by that class and no Fund will use fees charged to one class within a Fund to support the marketing or servicing relating to any other class within that Fund or any other Fund.

     4. TERM AND TERMINATION.

     (a) Funds. This Plan shall become effective (the "Effective Date") with respect to the Shares of the Funds as of the later of (i) the date on which an amendment to the registration


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statement on Form N-1A with respect to the Shares becomes effective under the
Securities Act of 1933, or (ii) the date on which the Fund commences offering the Shares to the public and shall continue in effect with respect to the Shares until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved or the Plan has been terminated.

     (b) Continuation. This Plan shall continue in effect with respect to each Fund subsequent to the initial term, provided such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

     (c) Termination.

          (i) This Plan may be terminated at any time with respect to the Trust or any Fund thereof, as the case may be, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting Shares of that Fund. For purposes of this Plan, the term "vote of a majority of the outstanding voting shares" of any Fund shall mean the vote of the lesser of: (A) 67% or more of the outstanding voting Shares present at such meeting, if the holders of more than 50% of the outstanding voting Shares of such class are present and represented by proxy; or (B) 50% or more of the Shares. The Plan may remain in effect with respect to a Fund or class of Shares even if it has been terminated with respect to one or more other Funds or classes of Shares of the Trust to which this Plan applies.

          (ii) The Agreements may be terminated at any time, without penalty, with respect the Shares of any Fund by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting Shares of that Fund on 60 days' written notice to the Agent.

     5. AMENDMENTS. This Plan may be amended with respect to a class of the Shares to which this Plan applies of a Fund by vote of a majority of the Independent Directors or the outstanding voting of such a class of Shares of that Fund.

     6. INDEPENDENT DIRECTORS. While this Plan is in effect with respect to any Fund, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

     7. QUARTERLY REPORTS. An officer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     8. RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all quarterly reports for a period of not less than six years from the date of this Plan and the Agreements or such reports, as the case may be, the first two years in an easily accessible place.


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                           SHAREHOLDER SERVICING PLAN

                                   APPENDIX A

Funds                                          Effective Date     Classes
-------------------------------------------   ----------------   ---------
1. Presidential Protected Profile 2010 Fund   November 1, 2011   A,C and I
2. Presidential Protected Profile 2020 Fund   November 1, 2011   A,C and I
3. Presidential Protected Profile 2030 Fund   November 1, 2011   A,C and I
4. Presidential Protected Profile 2040 Fund   November 1, 2011   A,C and I
5. Presidential Protected Profile 2050 Fund   November 1, 2011   A,C and I


                                       A-1